EXHIBIT 99.1

Rand Capital Announces Second Quarter Results

  Net Asset Value is $3.28 per share for the quarter ending June 30, 2010
  One new investment and one follow-on investment totaling $1,300,000
  Following end of the quarter, one portfolio exit – Innov-X Systems, Inc. generated $5.6 million

BUFFALO, N.Y., July 22, 2010 (GLOBE NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company (BDC) that provides capital and managerial expertise for small to medium-sized private companies, announced its financial results for the second quarter ended June 30, 2010 highlighting a net asset value of $3.28 per share, a decrease of ($0.02) from March 31, 2010. At the end of the second quarter, Rand's total investment portfolio was valued at $26.4 million, which exceeds its cost basis of $17.6 million, reflecting $8.8 million in net unrealized appreciation.

Allen F. Grum, President of Rand Capital, stated: "We had a busy and productive quarter. Mid America Brick was a transaction that we initiated three years ago and too which we led the equity raise. They expect to begin manufacturing bricks next year and will have an initial capacity of 60 million bricks annually. Following the end of the quarter, we were also pleased with our exit from Innov-X Systems, Inc. This was the largest exit in Rand Capital SBIC's history and had an IRR in excess of 80%."

Portfolio Activities

During the quarter:

  Rand made an $800,000 investment in Mid America Brick (Mexico, MO) (www.midamericabrick). Mid America Brick manufactures face brick for residential and commercial construction. They will be the largest producer of bricks in the region.
  Also during the quarter, Rand made a $500,000 follow-on investment in Microcision LLC (Philadelphia, PA) (www.microcision.com). Microcision is a manufacturer of custom medical implants which includes dental implants sold through its wholly owned subsidiary Aeton Medical (www.aetonmed.com) including precision machined components, implants and assemblies. Aeton has developed a proprietary line of dental ST abutments, flathead drills, healing caps and other unique products for the dental implant market.

Subsequent to the quarter, Innov-X Systems, Inc. (Woburn, MA) (www.innovsys.com) was acquired by Olympus, a Japanese company. Rand originally invested in Innov-X in 2004 and invested a total of $1.9 million in a series of five investment tranches which will provide Rand an estimated 4.75 times return on its original investment.

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business. Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiary provide capital and managerial expertise to small and medium sized private companies primarily located in the Northeast U.S. Rand is traded on the NASDAQ under the symbol "RAND". Rand is headquartered in Buffalo, NY. www.randcapital.com

CONTACT:  Rand Capital Corporation
          Investor Contact:
          Allen F. Grum, President
          716.853.0802
          pgrum@randcapital.com